UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2020

Cboe Global Markets, Inc.

(Exact Name of Registrant As Specified In Charter)

Delaware	001-34774	20-5446972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South LaSalle Street

Chicago, Illinois 60605

(Address of Principal Executive Offices, including Zip Code)

(312) 786-5600

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CBOE	CboeBZX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2020, Cboe Global Markets, Inc. (the “Company”) announced that one of its wholly-owned subsidiaries has acquired all of the outstanding shares of stock of European Central Counterparty N.V. (“EuroCCP”), other than the shares of EuroCCP already owned by a subsidiary of the Company (the “Transaction”). In connection with the consummation of the Transaction, on July 1, 2020, EuroCCP, as borrower, the Company, as guarantor, entered into a Facility Agreement (the “Facility”) with Bank of America Merrill Lynch International Designated Activity Company, as co-ordinator, facility agent, lender, sole lead arranger and sole bookrunner, Citibank N.A., as security agent, and certain other lenders (the “Lenders”) named therein.

The Facility provides for a Euro 1.5 billion committed syndicated multicurrency revolving and swingline credit facility (i) that is available to be drawn by EuroCCP (as borrower) towards (a) financing unsettled amounts in connection with the settlement of transactions in securities and other items processed through EuroCCP’s clearing system and (b) financing any other liability or liquidity requirement of EuroCCP incurred in the operation of its clearing system and (ii) under which the scheduled interest and fees on borrowings (but not the principal amount of any borrowings) are guaranteed by the Company. Subject to certain conditions, EuroCCP is able to increase the commitments under the Facility by up to Euro 500 million, to a total of Euro 2.0 billion.

Borrowings under the Facility are secured by cash, eligible government bonds and eligible equity assets deposited by EuroCCP into secured accounts. In addition, EuroCCP must ensure that at all times the aggregate of (a) each clearing participant’s contribution to the relevant clearing fund, (b) each clearing participant’s margin amount and (c) any cash equities purchased using the proceeds of the assets described in (a) and (b), less the amount of any such clearing participant contribution, margin amount or cash equities which have been transferred to (or secured in favor of) any provider of settlement or custody services to EuroCCP, is not less than Euro 500 million. As of July 1, 2020, no borrowings were outstanding under the Facility. Accordingly, at July 1, 2020, Euro 1.5 billion of borrowing capacity was available for the purposes permitted by the Facility.

Borrowings under the Facility’s revolving loans and non-U.S. dollar swingline loans bear interest at the relevant floating base rate plus a margin of 1.75 percent per annum and (subject to certain conditions) borrowings under the Facility’s U.S. dollar swingline loans bear interest as the higher of the relevant agent’s prime commercial lending rate for U.S. dollars and 0.5 percent per annum over the federal funds effective rate. A commitment fee of 0.30 percent per annum is payable on the unused and uncalled amount of the Facility during the availability period.

Subject to certain conditions stated in the Facility, EuroCCP may borrow, prepay and reborrow amounts under the Facility at any time during the term of the Facility. The Facility will terminate and all amounts owing thereunder will be due and payable on 364 days from the date of the agreement, unless the commitments are terminated earlier, either at the request of EuroCCP or, if an event of default occurs, by the Lenders (or automatically in the case of certain bankruptcy-related events).

The Facility contains customary representations, warranties and covenants for facilities of its type, including events of default of the Company and EuroCCP and indemnification provisions in favor of the Lenders. In particular, the covenants include restrictions regarding the incurrence of liens by EuroCCP and its subsidiaries, and an event of default will be triggered if EuroCCP ceases its business, subject to certain exceptions in each case. There is also a requirement for the net worth of (a) the Company to be no less than $1.75 billion on the date of each drawdown and delivery of compliance certificates and (b) EuroCCP to be the higher of Euro 24 million and any such amount required for EuroCCP to meet minimum liquidity regulations under applicable regulation at all times.

Certain of the Lenders under the Facility and their affiliates (1) have provided, and may in the future provide, investment banking, underwriting, trust or other advisory or commercial services to the Company and its subsidiaries and affiliates or (2) are our customers, including trading permit holders, trading privilege holders, participants and members, and engage in trading activities on Company markets.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Facility, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Facility Agreement, dated July 1, 2020, by and among European Central Counterparty N.V., as borrower, Cboe Global Markets, Inc., as guarantor, Bank of America Merrill Lynch International Designated Activity Company, as co-ordinator, facility agent, lender, sole lead arranger and sole bookrunner, Citibank N.A., as security agent, and certain lenders named therein.

101	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cboe Global Markets, Inc.

Date: July 1, 2020	By:	/s/ Brian N. Schell
Brian N. Schell Executive Vice President, Chief Financial Officer and Treasurer